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Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated December 30, 2013, relating to the consolidated financial statements of Merus Labs International Inc. appearing in the Annual Report on Form 40-F of Merus Labs International Inc. for the year ended September 30, 2014, and to the reference to us under the heading “Interest of Experts” in the Prospectus, which is part of this Registration Statement.

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants
July 9, 2015